Exhibit 99.1

Press Release

SOURCE: GameTech International, Inc

GameTech International, Inc. Files Reorganization Petition; Seeks to Use Court-Supervised Process to Restructure Debt, Make Operational Improvements, and Maximize Enterprise Value

RENO, NV (July 2, 2012) GameTech International, Inc. (“GameTech” or the “Company”) a leading supplier of electronic bingo equipment and video lottery terminals, today announced that it and its wholly owned subsidiaries have filed petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to effect a restructuring of its debt obligations.  The Company noted that it intends to operate as usual during the restructuring process and that it does not expect any interruptions in providing service to its customers and distributors.

The Company entered into an Amended and Restated Loan Agreement with U.S. Bank N.A. and Bank of West (together the “Lenders”), on June 15, 2011, which amended the terms of the Company’s then-existing senior secured credit facility with the Lenders (the “Loan Agreement”).  Since May 7, 2012, the Company has been operating under a Forbearance Agreement with the Lenders, pursuant to which, the Lenders agreed to refrain from exercising certain rights and remedies available under the Loan Agreement.  The Forbearance Agreement expired on June 30, 2012, and, under the terms of the Loan Agreement, the outstanding principal balance of approximately $16 million, together with accrued but unpaid interest, also matured on June 30, 2012.

As previously announced on June 27, 2012, the Company received notice that the Lenders had sold their rights and obligations under the Loan Agreement to the Yuri Itkis Gaming Trust of 1993 (the “Trust”), which is also the owner of one of the Company’s competitors in the bingo industry.  GameTech hoped to address the debt restructuring in a consensual and negotiated process with the Trust during a proposed extended forbearance period, and worked earnestly to accomplish that objective.  However, it was unable to negotiate the necessary forbearance period with the Trust, and was left with little alternative to Chapter 11 as the Trust had demanded immediate repayment in full of the secured loan.

In its filing, GameTech also stated that, despite some operational challenges facing their business, the Company believes its business has significant competitive advantages that make it an attractive candidate for investment.  GameTech and its affiliates have a leading market share of the electronic bingo market and have a broad national platform with bingo systems installed in 38 states and have systems in Ontario Canada, Japan and the Philippines.  GameTech also has VLT terminals and Class III gaming devices in seven states, with leading market positions in Louisiana and Montana.  The Company believes that better marketing and technological innovation will improve operations and increase its market share in both the bingo and VLT businesses.

GameTech is committed to communicating with its stakeholders throughout this process. In order to assure ordinary course operations and no interruption in service for the Company’s customers and distributors, the Company is seeking approval from the court for a variety of “First Day Motions” including use of cash of collateral, authority to pay employees and distributors in the ordinary course, authority to maintain bank accounts, and other customary relief.  Additionally, the Company intends to pay providers of goods and services delivered post-petition in the ordinary course of business.  No assurance can be given that the “First Day Motions” will be granted or that a successful restructuring will be finalized. However the Company fully expects to continue normal operations throughout these proceedings.  All GameTech distribution partners and customers can continue to rely on GameTech products, support and service for their business critical operations.

About GameTech International, Inc. GameTech International, Inc. is in the business of designing, manufacturing, and marketing electronic bingo and gaming equipment, systems, and services. Under the GameTech® product brand, the Company provides electronic bingo systems and equipment. Under the Summit Gaming™ product brand, the Company provides video lottery terminals, video gaming machines, and related software and content. GameTech International, Inc. serves customers in 40 U.S. States, Canada, Japan, and the Philippines. The Company was incorporated in 1994 and is headquartered in Reno, Nevada. More information on GameTech can be found at http://www.gametech-inc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent GameTech expectations or beliefs concerning future events. Statements containing expressions such as “believes,” “anticipates,” or “expects,” used in the Company’s press releases and periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”), are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not differ materially from expected results. The Company cautions that these and similar statements included in this report are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. GameTech undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations Contact:
GameTech International, Inc.
Andrew E. Robinson, CFO
(775)850-6000